Exhibit 99.1

Genesys Industries (“Genesys Industries” or the “Company”), an integrated manufacturer of precision product assemblies and components for leading diversified industries such as aerospace, defense, industrial and many more, announced today its results for the fiscal year ended June 30, 2019. As discussed below, the Company’s financial results from operations reflect significant improvement as compared to the respective prior periods.

Highlights from Operations for the fiscal year ended June 30, 2019.

•	Net sales from operations for the year ended June 30, 2019, was $768,787 compared to $236,858 for the year ended June 30, 2018; an increase of $531,929 or 224.5%. We have had a significant increase in revenue as a result of the commencement of our business plan and operations. This was our first full year in operation. We continue to add new customers each month.

•	Gross Margins were 60% for all products and services for the year ended June 30, 2019. Gross Profit was $ 310,721 or 40%. Cost of sales was $458,066 for the year ended June 30, 2019. Cost of sales in the current year consists of $228,410 of direct materials, $156,432 of direct labor and $73,224 of manufacturing overhead.

•	Net cash from operations was $225,157 for the year ended June 30, 2019.

•	Total Assets recorded at June 30, 2019 were at $625,421. Accumulated deficit was reduced and now stands at only $30,582 at June 30, 2019.

Increased Fiscal 2019 Financial Guidance

The Company believes that market conditions for the Company’s products remain healthy. In light of strong demand from its customers which is anticipated to continue, the Company now expects fiscal 2020 organic sales from operations to exceed $2 million which is above its previously anticipated sales guidance of $1 million. Sales revenues from strategic acquisitions in not included in this guidance. Any acquisitions will be accretive and will add to the overall performance. In addition, as a result of better year-to-date operating performance and ongoing expected improvements, the Company now expects Adjusted EBITDA for fiscal 2020 to be much stronger compared to its prior results for the period ended June 30, 2019.

President’s Commentary

“Our results for our first full year in operation which ended June 30, 2019 validate the successful implementation of our strategy. Sales and gross profit significantly exceeded the prior year, and we are effectively managing our operating expenses without any capital raises, equity dilutions or fund raising activities for the entire year that ended June 30, 2019. We continue to add machine tools and equipment to increase our capacity, add skilled labor and engineering personnel to sustain demand for our products.”

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Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, Sales Revenue Guidance, Non-GAAP assets, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in customer funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA in its discussions, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices, which are not currently ascertainable.

The Company’s Non-GAAP presentation for the fiscal year ended June 30, 2019 is as follows:

Revenue	$768,787
Operating income	$162,413
Net income	$102,743

Depreciation expense	$40,880
Interest expense	$21,186
EBITDA	$164,809

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